Exhibit 5.1

Jon C. Avina T: +1 650 843 5307 javina@cooley.com

June 24, 2021

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

Ladies and Gentlemen:

We have acted as counsel to Confluent, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 11,711,743 shares (the “Shares”) of the Company’s Class A Common Stock, $0.00001 par value (the “Class A Common Stock”), on behalf of selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect upon the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-256693) on Form S-1, (d) the employee benefit plans pursuant to which the Shares were or may be issued, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (a) the Shares have been validly issued and are fully paid and nonassessable, except with respect to Shares to be acquired by certain selling stockholders upon the settlement of restricted stock units issued by the Company or the conversion of Class B Common Stock, $0.00001 par value, of the Company, which Shares will be validly issued, fully paid and nonassessable upon such settlement or conversion.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 843 7400 cooley.com

Confluent, Inc. June 24, 2021 Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,

COOLEY LLP

By:	/s/ Jon C. Avina
Jon C. Avina

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: +1 650 843 5000 f: +1 650 843 7400 cooley.com